Exhibit 10.1

FiberNet Telecom Group, Inc.

Change in Control Plan

This Change in Control Plan (the “Plan”) was approved and adopted by the Board of Directors of FiberNet (the “Board”) on August 17, 2006 in order to specify certain benefits that will accrue to Qualified Employees in connection with a Change in Control. This Plan does not alter any aspect of the relationship between FiberNet and any employee or former employee except as expressly provided by the Plan. Certain capitalized terms used in this Plan have the meanings ascribed thereto in Section 7.

1.	Compensation.

(a) If the employment of a Qualified Employee is terminated without Cause or by the Qualified Employee for Good Reason at any time from and after a Change in Control Date until the first anniversary of that Change in Control Date, then (subject to the terms and conditions set forth in this Plan’) such Qualified Employee shall be entitled to the following benefits (collectively, the “Benefits”):

(i) FiberNet shall pay all Accrued Obligations to such Qualified Employee in a lump sum, less applicable payroll withholdings, within thirty days after such termination date (unless and to the extent FiberNet is required by law to provide any portion thereof earlier);

(ii) FiberNet shall pay to such Qualified Employee an aggregate amount equal to (A) the Applicable Percentage multiplied by his or her current base salary plus (B) the higher of (x) a pro-rated portion of the annual bonus paid to such Qualified Employee for the prior fiscal year, if any, as calculated based upon the number of months that have elapsed in the current fiscal year, less applicable payroll withholdings (excluding salary reduction contributions under Sections 125 and 401(k) of the Code) or (y) a prorated portion of the annual bonus for the current year, determined at target corporate and individual performance levels for such Qualified Employee, in each case within thirty days after such termination; and

(iii) FiberNet shall, upon receipt of the required forms from the Qualified Employee electing continued health care coverage, pay on behalf of the Qualified Employee, the premiums (less the Employee’s premium contributions, if any) for the same or equivalent health care coverage (including any dental coverage) provided to such Qualified Employee and his or her family by FiberNet immediately prior to the Change in Control Date for the duration of the Designated Time Period.

(b) Each Qualified Employee’s right to the receive the Benefits set forth in Sections 1(a)(ii) and (iii) above is contingent upon the execution of a release agreement (in the form provided by FiberNet) within thirty days following the Qualified Employee’s final day of employment, which agreement will include, without limitation, release, confidentiality, non-disparagement and non-solicitation provisions; provided, that any Qualified Employee aged 40 or older has not revoked the release.

(c) Notwithstanding anything in this Plan to the contrary, a Qualified Employee is not entitled to receive any Benefits under Section 1(a) if the Qualified Employee’s employment is terminated by FiberNet for Cause, by the Qualified Employee without Good Reason or on account of the Qualified Employee’s retirement, death or Disability (unless a Qualified Employee dies after qualifying for Benefits under Section 1(a) but prior to FiberNet’s making such Benefits available).

(d) If any Benefits paid or distributed to, or realized by, a Qualified Employee pursuant to this Plan, together with any other amounts or value otherwise paid or distributed to such Qualified Employee by FiberNet in connection with the applicable Change in Control (e.g., the lapsing of transfer restrictions on FiberNet restricted stock) (collectively, the “280G Payments”), would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986 (as amended, the “Code”) and would thereby subject such Qualified Employee to the tax imposed under Section 4999 of the Code or any similar tax (the “Excise Tax”), then: (i) for that Qualified Employee who holds the position of President, FiberNet agrees to make such Qualified Employee whole for any additional taxes or penalties applicable to such 280G Payments due to the Excise Tax by making a gross-up payment to such Qualified Employee (the “Gross-Up Payment”), such that the total amount of 280G Payments, net of all applicable state, federal and local income taxes (including, without limitation, the Excise Tax), actually received by the Qualified Employee is equal to those 280G Payments calculated as if only normally applicable state, federal and local income taxes, and not the Excise Tax, had applied; provided, the Gross-Up Payment shall include and cover any state, federal and local taxes that are applicable to such Gross-Up Payment; and (ii) for those Qualified Employees who hold the position of Vice President or Senior Vice President, FiberNet shall pay to such Qualified Employee the greater of (A) the total value of the 280G Payments payable if reduced to an amount that avoids the triggering of the Excise Tax or (B) the total value of the 280G Payments payable even if the Excise Tax is triggered, such that the total amount of 280G Payments actually received by the Qualified Employee, net of all applicable taxes (including, without limitation, the Excise Tax), is maximized. For purposes of determining the Excise Tax and the Gross-Up Payment and making any other calculations under this Section 1(d), the determinations of FiberNet’s outside auditing firm will be deemed conclusive and binding on FiberNet and all Qualified Employees.

2. Opt-Out. Notwithstanding anything in this Plan to the contrary, the Board and the Continuing Directors may determine that no Change in Control shall be deemed to have occurred if, within seven days of the occurrence of the specified event that would otherwise constitute a Change in Control (the “Event”), the following conditions have been met:

(a) The Board and the Continuing Directors, each by a majority vote thereof, determine that the occurrence of the Event is not deemed to be a Change in Control hereunder or is not deemed to be a Change in Control with respect to one or more specified Qualified Employees; and

(b) Each Qualified Employee adversely affected by such action of the Board and Continuing Directors is protected by a commitment of FiberNet (or the surviving entity after the Event) such that if, within two years following the Event, the Qualified Employee’s employment is terminated by such employer and the Qualified Employee would otherwise qualify for the Benefits under Section 1(a), then such Qualified Employee’s rights in respect of the Benefits under this Plan will be no less favorable than if a Change in Control had occurred immediately prior to the Qualified Employee’s termination.

3. Plan Administration. The administrator of the Plan (the “Administrator”) is the Compensation Committee of the Board. Other than the authority expressly granted to the Board hereunder, the Administrator has sole authority to manage the operation of the Plan. All determinations and decisions made by the Administrator and the Board pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including FiberNet and its employees.

4.	Amendments.

(a) The terms of this Plan may be amended by action of the Board; provided, that if an amendment is materially adverse to the interests of any Qualified Employee, then such amendment may only be made without such Qualified Employee’s consent after the second anniversary of the effective date of this Plan and with not less than three months’ written notice of such action delivered to the Qualified Employee.

(b) Notwithstanding the foregoing, the Administrator may correct any defect in this Plan in order to effectively implement the terms of this Plan.

(c) After a Change in Control occurs, the benefits accruing to any Qualified Employee under this Plan shall be irrevocable and may not be modified without the approval of such Qualified Employee.

5.	Claims.

(a) All claims by a Qualified Employee for benefits under this Plan shall be in writing and directed to the Administrator. Any denial by the Administrator of a claim for benefits under this Plan shall be delivered to such Qualified Employee in writing and shall set forth the specific reasons for the denial.

(b) If a dispute arises under the terms of this Plan, (i) the parties are required to have such dispute resolved by arbitration in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and (ii) the reasonable attorney’s fees and costs incurred by a Qualified Employee in connection with the interpretation or enforcement of the rights of such Qualified Employee under the Plan shall be reimbursed; provided, that no such reimbursement shall be made if the Qualified Employee is determined to have asserted a claim in bad faith.

6.	Successors.

(a) FiberNet shall require that any successor to all or substantially all of the business or assets of FiberNet (whether direct or indirect, by purchase, merger, consolidation or otherwise) expressly assumes this Plan.

(b) A Qualified Employee may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any right granted under the Plan.

(c) Upon the dissolution or liquidation of FiberNet, all unpaid Benefits will terminate and become null and void.

7. Definitions. The following terms have the indicated meanings for purposes of this Plan:

“Accrued Obligations” means, with respect to a Qualified Employee, the sum of (a) such Qualified Employee’s base salary earned through the date of termination of such Qualified Employee’s employment, (b) the amount of any bonus that relates to a period completed prior to such termination date and that was fully earned by such Qualified Employee as of such termination date, and (c) any accrued but unused vacation pay.

“Affiliate” means a corporation which for purposes of Section 424 of the Code, is a parent or subsidiary of FiberNet, direct or indirect.

“Applicable Percentage” means 50% for each Vice President and Senior Vice President of the Company and 100% for the President of the Company.

“Cause” means termination of the Qualified Employee’s employment with FiberNet (or any Affiliate) because of:

(a) In the case where there is no employment or similar agreement in effect between the Qualified Employee and FiberNet (or any Affiliate) or where there is such an agreement but the agreement does not define “cause”:

(i) the Qualified Employee’s dishonesty, theft or conviction of any crime or offense involving money or property of FiberNet (or any Affiliate),

(ii) the Qualified Employee’s gross negligence, incompetence or willful misconduct in the performance of his or her duties,

(iii) the Qualified Employee’s willful and continued failure or refusal to perform his or her duties (other than any such failure resulting from a Disability), or

(iv) such other act or omission as determined by the Board in its reasonable discretion.

(b) In the case where there is an employment, change in control or similar agreement in effect between the Qualified Employee and FiberNet (or an Affiliate) that defines “cause” (or similar words), such termination of employment is or would be deemed to be for “cause” as defined in such agreement.

“Change in Control” means:

(a) FiberNet is merged, consolidated or reorganized into or with another corporation or other legal person (an “Acquirer”) and as a result of such merger, consolidation or reorganization, less than 51% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of FiberNet, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than by the Acquirer or any corporation or other legal person controlling, controlled by or under common control with the Acquirer;

(b) FiberNet sells all or substantially all of its business and/or assets to an Acquirer, of which less than 51% of the outstanding voting securities or other capital interests are owned in the aggregate by the stockholders of FiberNet, directly or indirectly, immediately prior to such sale, other than by any corporation or other legal person controlling, controlled by or under common control with the Acquirer;

(c) There is a report filed on Schedule 13D or Schedule 14D (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined under Rule l3d- 3 or any successor rule or regulation promulgated under the Exchange Act) of 20% or more of the issued and outstanding shares of voting securities of Company;

(d) During any period of two consecutive years, the Continuing Directors cease to constitute at least a majority of the Board; or

(e) Any other event that the Board determines shall constitute a Change in Control for purposes of the Plan.

“Change in Control Date” means the first date on which a Change in Control occurs. Anything in this Plan to the contrary notwithstanding, if (a) a Change in Control occurs, (b) a Qualified Employee’s employment with FiberNet is terminated prior to the date on which the Change in Control occurs, and (c) such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Plan the “Change in Control Date” shall mean, with respect to such Qualified Employee, the day immediately preceding such termination date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto.

“Common Stock” means the common stock, $0.001 par value per share, of FiberNet.

“Continuing Directors” means, during any two-year period, the Directors still in office who either were Directors at the beginning of the two-year period or who were Directors elected to the Board and whose election or nomination was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the two-year period or whose election to the Board was previously so approved.

“Designated Time Period” means six months for each Vice President and Senior Vice President of the Company and twelve months for the President of the Company.

“Disability” means, unless otherwise provided for in an employment, change of control or similar agreement in effect between the Qualified Employee and FiberNet or an Affiliate, the inability of an employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve months, as determined by the Board, based upon medical evidence.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“FiberNet” means FiberNet Telecom Group, Inc. and any successor to its business or assets that assumes this Plan, by operation of law or otherwise.

“Good Reason” shall mean:

(a) In the case where there is no employment or similar agreement in effect between the Qualified Employee and FiberNet (or any Affiliate) or where there is such an agreement but the agreement does not define “good reason” (or similar words):

(i) the assignment of the Qualified Employee of any duties which results in a material diminution in position, authority, compensation, duties or responsibilities; or

(ii) the Qualified Employee as a condition to remaining employed is required to relocate his or her place of service at least fifty miles from his or her current place of service.

(b) In the case where there is an employment, change in control or similar agreement in effect between the Qualified Employee and FiberNet (or an Affiliate) that defines “good reason” (or similar words), such termination is or would be deemed to be for “good reason” (or similar words) as defined in such agreement.

“Qualified Employee” means a person who is employed full-time by FiberNet on the Change in Control Date in the position of Vice President, Senior Vice President or President.

8. General. To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware. FiberNet may deduct or withhold, or require a Qualified Employee to remit to FiberNet, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. This Plan sets forth the entire understanding of FiberNet and its employees and fully supersedes any prior agreements or understandings between FiberNet and the Qualified Employees.

9. No Guarantee of Any Tax Consequences and Section 409A of the Code. FiberNet, other than as specifically set forth in Section 1(d), makes no guarantee of any tax consequences regarding Benefits paid under this Plan including, without limitation, with respect to Section 409A of the Code. If it is determined that the Benefits payable under the Plan are subject to Section 409A of the Code, FiberNet and the Qualified Employee may amend the Plan in accordance with Section 4 to cure any aspect of the Plan that is not compliant with Section 409A of the Code. If a Qualified Employee is a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code and a Benefit is subject to the same, based on the reasonable opinion of outside counsel to FiberNet, such Benefit payment shall be subject to the six-month delay set forth therein. For purposes of clarification, the Plan shall be interpreted in a manner which is consistent with avoiding the application of Section 409A of the Code and any adverse tax treatment under Section 409A of the Code.

10. Execution. To record the adoption of the Plan as set forth herein, effective as of August 17, 2006, the Company has caused its duly authorized officer to execute this Plan document.

By:
Name:	Jon A. DeLuca
Title:	President and Chief Executive Officer